Exhibit 99.1

First Foundation Inc. Announces Transfer of Common Stock Listing to the New York Stock Exchange

DALLAS — August 10, 2023 — First Foundation Inc. (NASDAQ: FFWM) (“First Foundation” or the “Company”), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, announced today that it is transferring the listing of its common stock to the New York Stock Exchange (NYSE) from The Nasdaq Stock Market LLC (Nasdaq) and will continue to be traded under the ticker symbol ‘FFWM’. First Foundation’s common stock is expected to begin trading on the NYSE on Tuesday, August 22, 2023. The Company expects its common stock to continue to trade on Nasdaq until the close of market on Monday, August 21, 2023.

“First Foundation is honored to be listed on the New York Stock Exchange along with some of the most prestigious companies in the world,” said Scott F. Kavanaugh, President and CEO. “Joining the largest and most trusted equities exchange allows us to further our commitment to investors, employees, and the financial services industry at large. The NYSE offers an attractive platform with numerous benefits and resources providing real time data, state-of-the-art technology, and deep domain expertise that will allow First Foundation to continue capitalizing on opportunities in the public markets.”

“We’re thrilled to welcome First Foundation Inc. to the New York Stock Exchange,” said John Tuttle, Vice Chair, NYSE Group. “As a coast-to-coast financial institution, we look forward to working with them as they work to provide their clients with best-in-class solutions and service.”

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com or connect with us on LinkedIn and Twitter.

Investor and Media Contact:
Amy Djou
Interim CFO
adjou@ff-inc.com
(949) 299-5461